                                                                    Exhibit 99.1

[JETBLUE AIRWAYS LOGO]

                                                              INVESTOR RELATIONS
                                                                  (203) 669-3191
                                                                  ir@jetblue.com
                                                                  --------------

                        JETBLUE REVISES EARNINGS GUIDANCE

New York, NY (February 21, 2007)--JetBlue Airways Corporation (NASDAQGS: JBLU)
today announced revised first quarter and full year 2007 guidance to incorporate material changes in its projections due to the service disruptions resulting from the February 14, 2007 New York metropolitan area ice storm and related recovery period.

For the first quarter of 2007, JetBlue now expects to report an operating margin between negative four and negative two percent based on an assumed aircraft fuel cost per gallon of $1.89, net of hedges. The Company's pre-tax margin is expected to be between negative ten and negative eight percent for the first quarter 2007.

JetBlue estimates it will report a full year 2007 operating margin between eight and ten percent based on an assumed aircraft fuel cost per gallon on $1.94, net of hedges. The Company's pre-tax margin is expected to be between three and five percent for the full year 2007.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events.
Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including, without limitation, our extremely competitive industry;
increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the timely delivery and reliable operation of the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New
York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2006 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.